Exhibit 10.21
BLACKBOARD INC.
Amendment to Nonstatutory Stock Option Agreement and Restricted Stock Agreement
     THIS AMENDMENT is made between Blackboard Inc., a Delaware corporation (the “Company”), and [insert name of Section 16(a) officer] (the “Participant”), and amends the Nonstatutory Stock Option Agreements dated [insert dates] and the Restricted Stock Agreements dated [insert dates] (collectively, the “Agreements”). This Amendment will be effective as of February __, 2011.
The parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:
1. Section 2 of each of the Nonstatutory Stock Option Agreements is amended as follows:
          The following paragraphs are added after the third paragraph:
          “If within 12 months of a Reorganization Event or a Change in Control Event, the Participant ceases to be an Eligible Participant due to termination by the Company of its relationship with the Participant without Cause (as defined below) or a Constructive Termination (as defined below) of the Participant, except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, the vesting hereunder shall be further accelerated so that this option shall become immediately exercisable.
          For the purposes of this option, a “Constructive Termination” is deemed to have occurred if the Participant is relocated outside of the Participant’s then residential area without his or her consent or there is a material diminution of the Participant’s compensation, duties or responsibilities without his or her consent.
          In the event that the Participant dies, becomes disabled (within the meaning of Section 22(e)(3) of the Code) or is terminated without Cause (as defined below), the vesting hereunder shall be accelerated so that this Option shall become immediately exercisable for the number of Shares subject to this option which otherwise would have first vested within 12 months following such termination.”
2. Section 2 of each of the Restricted Stock Agreements is amended as follows:
          The following paragraphs are added to the end of Section 2(b):
          “If within 12 months of a Reorganization Event or a Change in Control Event, the Participant ceases to be an Eligible Participant due to termination by the Company of its relationship with the Participant without Cause (as defined below) or a Constructive Termination (as defined below) of the Participant, except to the extent specifically provided to the contrary in any other agreement between the Participant and the Company, the vesting hereunder shall be further accelerated so that all of the unvested Restricted Shares, if any, shall become immediately vested.
          For the purposes of this agreement, a “Constructive Termination” is deemed to have occurred if the Participant is relocated outside of the Participant’s then residential area without his or her consent or there is a material diminution of the Participant’s compensation, duties or responsibilities without his or her consent.
          In the event that the Participant dies, becomes disabled (within the meaning of Section 22(e)(3) of the Code) or is terminated without Cause (as defined below), the vesting hereunder shall be accelerated so that the number of Restricted Shares which otherwise would have first vested within 12 months following such termination shall become immediately vested.
          For all purposes under this Agreement, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.”
3. Except as expressly provided herein, the terms and conditions of each of the Agreements remain unmodified. All capitalized terms not defined herein shall have the meaning set forth in the Agreements.
4. This Amendment shall be governed by the same provisions as set forth in Section 7 of each Agreement. If any part of this Amendment is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date indicated below.

Blackboard Inc.

Dated: [Date]	By:
Name:
Title:

PARTICIPANT:

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